CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


     We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Reports to Shareholders," "Independent Auditors/Accountants" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 77 to the Registration Statement (Form N-1A No. 2-11357) of Neuberger & Berman Equity Funds, and to the incorporation by reference of our report dated October 3, 1997 on Neuberger & Berman International Portfolio (a separate series of Global Managers Trust), included in the 1997 Annual Report to Shareholders of Neuberger & Berman Equity Funds.


                                          By: /s/ Ernst & Young
                                              --------------------------------
                                              ERNST & YOUNG

Grand Cayman
Cayman Islands
December 8, 1997